                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            Bell Microproducts Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                          Common Stock, 0.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  078137 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

CUSIP NO. 078137 10 6                 13G                     PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        W. Donald Bell
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)*                                  (b) [ ]

        * Joint Filing
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                    923,022
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        183,750 (represents shares obtainable upon
                                   exercise of currently exercisable options).
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   923,022
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,106,772 (includes 183,750 shares obtainable upon exercise of currently exercisable options).
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 078137 10 6                 13G                     PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Lynne F. Bell
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)*                                  (b) [ ]

        * Joint Filing
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                    923,022
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   923,022
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        923,022
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 078137 10 6                 13G                     PAGE 4 OF 6 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        The Bell Family Trust U/D/T dated April 26, 1991
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)*                                  (b) [ ]

        * Joint Filing
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        923,022
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        923,022
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   0
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        923,022
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(A)    NAME OF ISSUER:

             Bell Microproducts Inc.

ITEM 1(B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1941 Ringwood Avenue
             San Jose, California 95131

ITEM 2(A)    NAME OF PERSON FILING:

             See Cover Pages, Item 1

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             1941 Ringwood Avenue
             San Jose, California 95131

ITEM 2(C)    CITIZENSHIP:

             See Cover Pages, Item 4

ITEM 2(D)    TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value

ITEM 2(E)    CUSIP NO.:

             See Cover Pages

ITEM 3       STATEMENT FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C):

             Not applicable

ITEM 4       OWNERSHIP

             See Cover Pages, Items 5 through 11

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable


                               Page 5 of 6 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable

ITEM 10      CERTIFICATIONS:

             Not applicable

EXHIBITS Joint Filing Agreement, dated January 15, 2001, among the Reporting Persons (incorporated by reference to Exhibit 1 to Amendment No. 5 to Schedule 13G filed January 23, 2001).

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct as of December 31, 2001.


Date:    January 17, 2002

                                             /s/ W. Donald Bell
                                    ------------------------------------------
                                    W. Donald Bell


                                             /s/ Lynne F. Bell
                                    ------------------------------------------
                                    Lynne F. Bell


                                    THE BELL FAMILY TRUST


                                    By:      /s/ W. Donald Bell
                                       ---------------------------------------
                                          W. Donald Bell, Co-Trustee


                                    By:      /s/ Lynne F. Bell
                                       ---------------------------------------
                                          Lynne F. Bell, Co-Trustee


                               Page 6 of 6 Pages